Exhibit 99.1

NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc.	The Blueshirt Group
512.527.2921	415.828.8298
investor@valence.com	jeff@blueshirtgroup.com

Valence Technology Announces Preliminary Fiscal
First Quarter 2012 Results
Revenue Expected to be $13.5 to $14.0 Million

AUSTIN, Texas, July 18, 2011 (BUSINESS WIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S. based global manufacturer of advanced energy storage solutions, today announced that it expects revenue of approximately $13.5 to $14.0 million for its fiscal 2012 first quarter ended June 30, 2011.

Executive Commentary

"Our first quarter revenue is projected to be above our May 25, 2011 guidance of $8.5 to $10.5 million, principally due to significant shipments to Smith Electric Vehicles. In addition, we continue to see a positive trend in orders from both existing and new customers. This includes dozens of customers in diverse markets worldwide,” commented president and chief executive officer Robert L. Kanode.

“We believe our products’ performance, safety, durability, cycle life, and energy density offer a compelling solution. With five years of on-the-road experience and a family of standard and custom products, Valence is well positioned in pursuing a broad base of emerging worldwide markets. In addition, due to our experience and vertical integration Valence can quickly scale as markets mature and grow,” continued Kanode.

Key Highlights

•	In excess of 150 megawatt-hours of advanced energy storage solutions have been shipped since 2005.

•	54 unique customers during fiscal Q1 2012 including corporations in the United States, United Kingdom, France, Canada, Italy, the Netherlands, and Spain.

•	Applications served include: metropolitan transit buses, sailboats, off-grid power trailers, postal scooters, commercial delivery vehicles, and Segway® personal transporters.

Quarterly Financial Results and Conference Call

No conference call will be held in conjunction with this news release. However, on August 3, 2011, Valence will release its first quarter financial results after the market closes, and Company management will conduct a conference call that day at 3:30 p.m. CT (4:30 p.m. ET) to discuss the results. Conference call details were announced in a press release issued July 13, 2011.

About Valence Technology, Inc.

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world's most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol "VLNC." For more information, visit www.valence.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among other things, our statements regarding our preliminary revenue for the first quarter of fiscal 2012, positive trend in orders from both existing and new customers, product performance, durability, cycle life, and energy density, being well positioned in pursuing worldwide markets and that Valence can quickly scale as markets mature and grow. Our actual results could vary substantially from these forward-looking statements as a result of a variety of factors including: the impact of our limited financial resources on our ability to execute on our business plan, commercially exploit our technology, respond to unanticipated developments and compete effectively in the marketplace, and that our current equity financing arrangements may not be sufficient to meet our cash requirements and the need to raise additional debt or equity financing to continue as a going concern and/or achieve our corporate goals; our uninterrupted history of quarterly losses and our ability to ever achieve profitability; our ability to meet the continued listing requirements of the NASDAQ Capital Market, particularly the $1 minimum bid price requirements; the overall demand for batteries to power electric vehicles, and the demand for our lithium-ion batteries and lithium phosphate battery technology; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; our ability to protect and enforce our current and future intellectual property; the rate of customer acceptance and sales of our current and future products; our ability to form effective arrangements with OEMs to commercialize our products; the level and pace of expansion of our manufacturing capabilities, including our ability to scale our manufacturing and quality processes at a level necessary to support potential demand; product or quality defects; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins to achieve break-even cash flow; our dependence on sole or a limited number of suppliers for key raw materials and components, and the ability of our vendors to provide conforming materials for our products on a timely basis; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; and our ability to achieve our intended strategic and operating goals; international business risks, particularly the many risks inherent in doing business in China; our ability to attract and retain key personnel; the failure to expand our customer base particularly in light of our current dependence on a small number of customers for our revenues; the effects of competition; the outcome of any current or future litigation regarding intellectual property or other matters and general economic conditions, including a decrease in demand for our products which may be related to a sustained decrease in the price of oil, and the potential for reduced overall demand for vehicles or other applications that use our products and technology due to reduced global demand or economic downturn. These and other risk factors that could affect our actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31 and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities Exchange Commission. The reader is directed to these statements for a further discussion of important factors that could cause our actual results to differ materially from those in our forward-looking statements. You should note that the financial information in this press release is preliminary and subject to any adjustments that may be made in connection with the completion of our quarterly review procedures. We disclaim any intent or obligation to update these forward-looking statements.

SOURCE: Valence Technology, Inc.

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